                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
        Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                 Commission File Number: 0-23156

                                  CONSEP, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                             213 SW Columbia Street
                               Bend, Oregon 97702

                                 (541) 388-3688
--------------------------------------------------------------------------------

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)          [X]   Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(1)(ii)         [ ]
           Rule 12g-4(a)(2)(i)          [ ]   Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(ii)         [ ]   Rule 12h-3(b)(2)(ii) [ ]
           Rule 12h-3(b)(1)(i)          [ ]   Rule 15d-6           [ ]

        Approximate number of holders of record as of the certification or notice date: One (1)

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, Consep, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    CONSEP, INC.

DATE: May 7, 1999                   BY:  /S/ VOLKER G. OAKEY
      ----------------------            ---------------------------------------
                                           Volker G. Oakey, President and
                                           Chief Executive Officer